Exhibit 99.1


                                 BARNES & NOBLE
                                  BOOKSELLERS



FOR IMMEDIATE RELEASE


CONTACTS:
Mary Ellen Keating                      Larry Zilavy
Senior Vice President                   Chief Financial Officer
Corporate Communications                Barnes & Noble, Inc.
Barnes & Noble, Inc.                    (212) 633-3336
(212) 633-3323


                      BARNES & NOBLE COMPLETES ACQUISITION
                             OF STERLING PUBLISHING


New York, NY (January 22, 2003) - Barnes & Noble, Inc. (NYSE: BKS), the world's largest bookseller, today announced that it has completed its acquisition of Sterling Publishing, one of the top 25 publishers in America and the industry's leading publisher of how-to books. The purchase price was approximately $115 million. As previously announced, Sterling Publishing will remain a separate business unit, with its present management in place. Charles Nurnberg, an executive vice president of Sterling, will be the unit's chief executive officer.

Sterling Publishing has an active list of more than 4,500 titles, and publishes more than 1,000 new titles annually. As the world's leading publisher of how-to books, Sterling has exceptional strength in art technique, gardening, cooking, health, crafts, and house and home.

ABOUT BARNES & NOBLE, INC. Barnes & Noble, Inc. (NYSE: BKS) is the world's largest bookseller, operating 620 Barnes & Noble bookstores in 49 states. It also operates 281 B. Dalton Bookseller stores, primarily in regional shopping malls. The company offers titles from more than 50,000 publisher imprints, including thousands of small, independent publishers and university presses. It conducts its e-commerce business through Barnes & Noble.com (http://www.bn.com) in which it owns an approximate 36% interest.

Barnes & Noble also has approximately a 60% interest in GameStop (NYSE: GME), the nation's largest video-game and entertainment-software specialty retailer with 1,200 stores.

General financial information on Barnes & Noble, Inc. can be obtained via the Internet by visiting the company's corporate Web site:
http://www.barnesandnobleinc.com/financials.

SAFE HARBOR This press release contains "forward-looking statements." Barnes & Noble is including this statement for the express purpose of availing itself of the protections of the safe harbor provided by the Private Securities Litigation Reform Act of 1995 with respect to all such forward-looking statements. These forward-looking statements are based on currently available information and represent the beliefs of the management of the company. These statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks include, but are not limited to, general economic and market conditions, decreased consumer demand for the company's products, possible disruptions in the company's computer or telephone systems, possible work stoppages or increases in labor costs, possible increases in shipping rates or interruptions in shipping service, effects of competition, possible disruptions or delays in the opening of new stores or the inability to obtain suitable sites for new stores, higher than anticipated store closing or relocation costs, higher interest rates, the performance of the company's online and other initiatives, the successful integration of acquired businesses, unanticipated increases in merchandise or occupancy costs, unanticipated adverse litigation results or effects, product shortages, and other factors which may be outside of the company's control. Please refer to the company's annual, quarterly and periodic reports on file with the SEC for a more detailed discussion of these and other risks that could cause results to differ materially.

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